Exhibit 99.1

First Quarter 2007 Business Update

Good afternoon and welcome to Select Comfort’s first quarter business update. This is Jim Raabe, Chief Financial Officer at Select Comfort Corporation. Today’s call was recorded for replay after the close of the financial markets on Wednesday, March 14. The replay will remain available on our website at www.selectcomfort.com until our next update, currently planned for Wednesday, April 25, 2007.

The information in this call contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which may cause actual results in future periods to differ materially from forecasted amounts. These risks are outlined in our earnings releases and discussed in some detail in our annual report on Form 10-K and other periodic filings with the SEC. We undertake no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

As a reminder, it is not our practice to provide quarterly guidance. The purpose of our business update is to provide insight into current-quarter performance relative to the company’s annual targets that were most recently communicated on February 7th. These targets are as follows:

•	Net sales of between $900 and $925 million, which equates to growth rates of between 12% and 15%, with moderate sales growth in the first half of 2007 and accelerated growth in the second half, and
•	Earnings of between $1.02 and $1.09 per diluted share representing 20% growth over 2006 earnings per share.

Today’s business update is based on actual business results for the 10-weeks ended Saturday, March 10th. Importantly, we still have three weeks to go before quarter-end, so first quarter results are still subject to change. My comments will address three main points:

•	First, the company’s first quarter net sales and expense performance are in line with our expectations and on track to achieve the full year guidance which we are reaffirming;
•	Second, our 2007 initiatives and investments, which are designed to increase revenue growth and improve productivity and develop our infrastructure, are also on track;
•	Third, we remain active in our share repurchase program.

With respect to the first point, unit growth and net sales trends are flat to slightly higher than year-ago levels. Sales performance has varied across the country, with pockets of strength offset by markets with sales below prior year levels. Our multi-channel distribution strategy continues to demonstrate strength, with growth from new company-owned stores, e-commerce and wholesale, offsetting same-store comps that are in line with fourth quarter levels. We expect a return to positive same-store growth in the second half of 2007.

For the first quarter, we will add 5 net new stores, increasing our company-owned retail presence to 447 stores. Our previously communicated decision not to renew one of our retail partner relationships will reduce the number of retail doors at the end of the first quarter, without any adverse affect on sales trends. We expect the number of retail partner doors at year-end 2007 to be essentially unchanged from the 822 doors at year-end 2006.

As we prepare our growth initiatives for the balance of the year, we are protecting profit levels through a combination of productivity gains in manufacturing and logistics, and only modest growth in our media investments. We expect first quarter EPS to equal or be slightly lower than last year’s $0.21 per diluted share. Our expectations for stronger second half performance, driven by our improved revenue and productivity enhancements, remain intact.

With respect to our programs, I’d like to highlight the progress we have made to date:

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First, the new media campaign is in the final stages of development and the initial pilot roll-out will begin in the coming weeks. We believe this new campaign can continue to build the Sleep Number brand, and more effectively reach our target customers with a compelling message and call to action.

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With respect to our retail operations, we are pleased that Shelly Ibach has accepted the newly created position of U.S. retail channel leader. This is a position of great importance to Select Comfort. Shelly’s experience in managing store operations, visual merchandising, and developing effective leaders and teams within large and successful branded retail organizations, will help us further differentiate Select Comfort’s unique in-store experience that customers find so compelling. We look forward to Shelly’s start in early April.

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In manufacturing, our fire retardant compliance is on track. We have begun manufacturing to the new federal standards and shipping of this product for our retail partners’ orders. We are now preparing for the conversion to support our company-owned channels, which will begin in the coming weeks. The challenge for us was not product design, but rather the federal requirements of lot code tracing and tracking of components. Our product is more complicated and we believe that overcoming this challenge will serve to further our competitive advantages.

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In systems, our SAP implementation process is underway; the team is in place and we are actively developing a detailed project timeline. With the existing systems capabilities we have in place today, we are under no time pressure to expedite the SAP implementation. We will take whatever time is required to achieve a successful implementation and will work to ensure our team is fully prepared to take advantage of the productivity, growth and infrastructure enhancements that we expect to achieve when we do activate SAP in 2008.

In closing, I would like to update the status of our share repurchase program. We remain confident in our people, programs and long-term opportunities and continue to be active in the stock buy-back program. On a year-to-date basis, we have returned over $36 million to investors through the repurchase of nearly 2.0 million shares, and we intend to remain active through a 10b5-1 program that will extend through our first quarter earnings announcement at the end of April. We expect to use cash flow from operations and existing cash and investment balances to fund the repurchase program.

This concludes today’s call. We anticipate reporting actual first quarter results after the close of the financial markets on Wednesday, April 25th. We hope that you will make time to join us for our regularly scheduled earnings call that day.

Thank you for listening and, as we like to say, sleep well.